FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Company

INTERNATIONAL TOWER HILL MINES LTD. (the “Issuer”)

Suite 1901 – 1177 West Hastings Street

Vancouver, BC, V6E 2K3

Phone:  604-683-6332 / Fax: 604-408-7499

Item 2.	Date of Material Change

April 16, 2007

Item 3.	News Release

The date of the press release issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change disclosed in this report is April 16, 2007.  The press release was issued in Vancouver, British Columbia through the facilities of the TSX Venture Exchange via CCN Matthews, Canada Stockwatch and Market News Publishing.

Item 4.	Summary of Material Change

The Issuer has increased the size of the brokered private placement originally announced on April 10, 2007 from 4,000,000 units to 6,104,500 units.  As a result of the increase there is no longer an over-allotment option.  All other terms and conditions remain the same.

Item 5.	Full Description of Material Change

The Issuer has agreed to increase the size of the brokered private placement announced April 10, 2007 (NR07-06).  The brokered private placement, on a commercially reasonable efforts basis, will now be up to 6,104,500 units (the “Units”) at a price of $2.40 per Unit to raise total gross proceeds of up to $14,650,800 (the “Offering”).  As a result of the increase in the size of the placement, there is no over-allotment option.  All other terms and conditions remain the same.

All securities issued in the Offering will have a hold period in Canada of four months and a day from the closing of the Offering.

The net proceeds of the Offering are intended to be used for acquisition payments and exploration programs on the Issuer’s Alaska and Nevada properties into 2008, for future property acquisitions, and for working capital.  The Offering is subject to acceptance for filing by the TSX Venture Exchange.

This material change report does not constitute an offer to sell, or a solicitation of an offer to buy, any of the foregoing securities in the United States.  None of the foregoing securities have been and, nor will they be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) or any state securities laws and may not be offered or sold within the United States or to U.S. Persons unless registered under the U.S. Securities Act and applicable state securities laws or an exemption from such registration is available.

This material change report contains certain statements that may be deemed “forward-looking statements”.  All statements in this report, other than statements of historical fact, that address events or developments that the Issuer expects to occur, are forward-looking statements.  Forward-looking statements in this report include statements with respect to a potential unit offering and financing, statements with respect to the terms of such financing and statements with respect to the Issuer’s anticipated use of proceeds and expenditures on exploration.  Although the Issuer believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees and actual results may differ materially from those in the forward-looking statements.  Factors that could cause the actual results to differ materially from those in forward-looking statements include failure to successfully negotiate or subsequently close such transactions, uncertainty with respect to findings under exploration programs and general economic, market or business conditions.  Investors are cautioned that any such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Jeffrey A. Pontius, President & CEO

Business Telephone No.: (303) 470-8700

Item 9.	Date of Report

April 18, 2007.